Exhibit 10.1

AMENDMENT TO THE MASTEC, INC.
AMENDED AND RESTATED
BARGAINING UNITS ESPP

    WHEREAS, MasTec, Inc. (the “Company”) maintains the MasTec, Inc. Amended and Restated Bargaining Units ESPP (the “Plan”), established effective as of July 1, 2013, and as most recently amended and restated effective January 1, 2021; and

WHEREAS, capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Plan; and

    WHEREAS, the Company desires to amend the Plan to grant discretion to the Committee to conduct additional Offering Periods under the Plan.

    NOW THEREFORE, the Plan is hereby amended, effective as of December 16, 2021, as follows:

1.A new Section 4(c) of the Plan is hereby added as follows:

“(c) Additional Offering Periods.

i. At the discretion of the Committee, additional Offering Periods (the “Additional Offering Periods”) may be conducted under the Plan as necessary or advisable in the sole discretion of the Committee, permitting grants of options to Participants of certain Designated Subsidiaries. The Additional Offering Periods may run concurrent to the existing Offering Period. Alternatively, the Committee may determine a different commencement and duration of an Additional Offering Period, and Additional Offering Periods may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document or in terms and conditions approved by the Committee with respect to such Additional Offering Period, with such changes or additional features as the Committee determines in its discretion. Unless otherwise superseded by the terms and conditions approved by the Committee with respect to an Additional Offering Period, the provisions of this Plan document shall govern the operation of any offering conducted hereunder.

ii. Each Offering Period and each Additional Offering Period conducted under this Plan is intended to constitute a separate “offering” for purposes of Section 423 of the Code.

iii. To the extent an Offering Period, including any Additional Offering Period, is intended to qualify under Section 423 of the Code, all Participants in such Offering Period or Additional Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period or Additional Offering Period in accordance with Section 423(b)(5) of the Code and the regulations thereunder.”

2.Section 11 of the Plan is hereby amended and restated in its entirety, as follows:

“11. Beneficiary. In the event of a Participant’s death, the individual or the executor/administrator of the deceased Participant’s estate entitled to receive any shares and/or cash from the Participant’s account (the “Participant’s beneficiary”) may submit a request to the Plan’s third party administrator for the required documentation that will authorize the transfer of ownership of any shares and/or cash in the Participant’s account to the Participant’s beneficiary.”

3.Except as amended herein, all other provisions of the Plan remain unchanged and in full force and effect.